UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8- K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2009

AVAX TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29222	13-3575874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Hamilton Street
Suite 204
Philadelphia, PA 19130
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (215) 241-9760

_____________________________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The Board of Directors of AVAX Technologies, Inc. (the “Company”), after considering the various options available to the Company in light of the Company’s financial circumstances, has approved a plan to deregister the Company's common stock under the Securities Exchange Act of 1934, as amended. Upon filing a Form 15 on or about March 30, 2009, the Company's obligation to file certain reports and forms with the Securities and Exchange Commission (the “SEC”), including Forms 10-K, 10-Q and 8-K, will be suspended immediately. The deregistration and termination of the Company’s reporting obligations will become effective 90 days after filing, or such shorter period as the SEC may determine. The Company reserves the right to postpone or withdraw such filing at any time prior to its effectiveness without further notice. Although the Company will benefit from cost savings as a result of the deregistration, its financial difficulties will remain largely unchanged, and until such time as the Company is able to obtain additional capital it will continue to operate on a very limited basis.

The Company has determined that it is necessary to take these steps in order to preserve its limited remaining financial resources for the operation of its business. The Company is currently negotiating to raise additional capital or secure revenue sources to fund current operations. However, at this time there can be no assurance that the Company will successfully obtain the required capital or revenues, or, if obtained, the amounts will be sufficient to fund ongoing operations in 2009 or thereafter. The inability to secure additional capital will have a material adverse effect on the Company, including the possibility that the Company would have to sell a portion or all of its assets, cease operations or seek bankruptcy relief.

In addition, due to the current financial circumstances of the Company, the Board of Directors has decided to temporarily suspend enrollment for its ongoing Phase III Registration, MVALDI trial, M-VAX, for Stage IV melanoma patients.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 26, 2009	By:	/s/ Francois R. Martelet, M.D.
Name: Francois R. Martelet, M.D.
Title: President and Chief Executive Officer